UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 7, 2015 (December 1, 2015)

FlexShopper, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	0-52589	20-5456087
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

2700 North Military Trail, Ste. 200 Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(561) 419-2923

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

Effective December 1, 2015, H. Russell Heiser Jr. was elected as Chief Financial Officer of FlexShopper, Inc. (“FlexShopper”). Mr. Heiser replaces Frank Matasavage as Chief Financial Officer. Mr. Matasavage will continue to serve as a Controller of FlexShopper. Russ Heiser has been providing financial advisory and corporate development consulting services to FlexShopper since July 2015.  Prior to his association with FlexShopper, from 2008 to July 2015, Mr. Heiser served as an advisor to family offices in South Florida. In this role, Mr. Heiser focused on venture capital and private equity investments and was responsible for sourcing, financial analysis, transaction execution and management of portfolio companies across a variety of sectors.  From 2004 to 2008, Mr. Heiser was an Executive Director in the Investment Banking Division at UBS in New York and, from 2001 to 2004, was an Associate in the Investment Banking Division at Bear, Stearns & Co. in New York.  Mr. Heiser received his BS in Accounting from the University of Richmond and an MBA from Columbia Business School.  Over the course of his career, Mr. Heiser has earned both CPA and CFA designations.

Effective December 1, 2015, FlexShopper entered into a one-year employment agreement with Mr. Heiser. The agreement shall automatically be renewed for additional one year terms unless other party notifies the other, in writing, at least 60 days prior to the expiration of the term, of such party’s intention not to renew this agreement. Mr. Heiser is receiving a base annual salary of $205,000, which salary may be periodically reviewed by the Board, which may determine to increase but not decrease his base salary from time-to-time. Mr. Heiser is entitled to participate in employee benefit and other compensatory or non-compensatory plans that are available to similarly situated executive of FlexShopper. Mr. Heiser is entitled to be reimbursed to up to $25,000 not covered by FlexShopper’s health insurance per year. Mr. Heiser’s employment agreement requires FlexShopper to provide disability insurance, which insures at least 60% of his gross base salary per month and to continue to be covered by FlexShopper’s employee welfare benefit plans for the lesser of the term of such disability and 24 months, in accordance with the terms of such plans. He is also receiving life insurance benefits for his family of at least $500,000 and, in the event of his death, for his family to be covered by the employee welfare benefit plans for a period of 12 months following his death. Mr. Heiser received an option to purchase 100,000 shares of FlexShopper’s common stock based upon the closing share price of $.50 as of December 1, 2015. These options vest one-third on June 1, 2016, one-third on December 1, 2016 and one-third on December 1, 2017. For additional information regarding the terms of Mr. Heiser’s employment agreement, including without, limitation, the termination provisions, agreement to indemnify Mr. Heiser and to provide director and officer liability insurance, see exhibit 10.1 below.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

10.1	Employment Agreement dated December 1, 2015 with H. Russell Heiser Jr. (Filed herewith.)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FlexShopper, Inc.

December 7, 2015	By:	/s/ Brad Bernstein
Brad Bernstein, President and Chief Executive Officer

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